UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143 (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 28, 2008, First Midwest Bancorp, Inc. ("FMBI" or the "Company") filed an application with the U.S. Department of the Treasury ("Treasury") to participate in the voluntary Capital Purchase Program ("CPP"). The CPP offers all qualifying financial institutions that are approved by the Treasury the opportunity to issue and sell senior perpetual preferred stock, along with warrants to purchase common stock, to the Treasury. FMBI has received preliminary approval from the Treasury to participate in the CPP, up to the program's maximum allowable amount of 3% of the Company's risk-weighted assets, or $193 million. A press release announcing the Treasury's preliminary approval of FMBI's CPP application is attached hereto as Exhibit 99.1.

Upon participation, the proceeds would further bolster the Company's already well-capitalized regulatory total capital ratio as of September 30, 2008, which stood at 12.04%, some $132 million in excess of required levels, and would further strengthen FMBI's capital position.

The Treasury initiated CPP under authority provided in the Emergency Economic Stabilization Act of 2008 ("EESA"). CPP is designed to attract broad participation by healthy institutions to stabilize the financial system. Additional information about EESA and CPP is available on the Treasury web site at www.treas.gov/initiatives/eesa.

The information contained in this Current Report on Form 8-K is being furnished to, and shall not be deemed "filed" with, the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits
The following Exhibit is furnished as part of this Current Report on Form 8-K.
99.1	November 10, 2008 Press Release of First Midwest Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: November 10, 2008	/s/ Cynthia A. Lance
Cynthia A. Lance Executive Vice President and Corporate Secretary

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